Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Reports First-Quarter Net Earnings of
$192 Million, or $0.39 per Diluted Share

Company Repurchases $412 Million of Common Stock;

Updates Fiscal Year EPS Guidance to $2.95 to $3.15

Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	June 2, 2007	May 27, 2006
Revenue	$7,927	$6,959
Comparable store sales % gain[1]	3.0%	4.9%
Gross profit as % of revenue	23.9%	25.4%
SG&A as % of revenue	20.5%	20.5%
Operating income as % of revenue	3.4%	4.8%
Net earnings	$192	$234
Diluted EPS	$0.39	$0.47

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, June 19, 2007 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $192 million, or $0.39 per diluted share, for its fiscal first quarter ended on June 2, 2007. The leading consumer electronics retailer’s earnings decreased 18 percent from $234 million, or $0.47 per diluted share, from the prior-year first quarter.

“Our first-quarter results fell short of our expectations. Strong revenue results from lower-margin products significantly cut into our gross profit rate,” said Brad Anderson, vice chairman and CEO of Best Buy. “Yet our customers continued to increase our market share. Our share gains, combined with other indicators we see, show that our core business is healthy. To us, the totality of our results suggests we are on the right track with our strategy, which is aimed at re-defining the customer experience.”

First-Quarter Results Recap

For the fiscal 2008 first quarter, Best Buy’s revenue increased 14 percent to $7.9 billion, compared with revenue of $7.0 billion for the first quarter of fiscal 2007. The revenue increase reflected the net addition of 230 new stores (including 131 acquired stores) in the past 12 months and a comparable store sales gain of 3.0 percent. The comparable store sales gain was driven by an increase in the average transaction size, as the company’s revenue mix continues to reflect a shift toward higher-ticket items. Best Buy also noted that consumers made more purchases online, and the company continued to add features and capabilities to its Web sites. Total first-quarter online revenue grew more than 20 percent as compared with the same quarter of the prior year.

The gross profit rate for the first quarter was 23.9 percent of revenue, a 150-basis-point decline compared with a gross profit rate of 25.4 percent of revenue for the prior-year first quarter. A significant contributor to the year-over-year decline was the inclusion of the China business acquired last June, which carries a significantly lower gross profit rate. Domestically, the increase of lower-margin products in the revenue mix — particularly notebook computers and gaming hardware — also added to the decline. An increase in the products completing model transitions in the home theater area (resulting in markdowns) and lower profitability of computer transactions were also factors in the year-over-year decline in the gross profit rate.

Best Buy’s SG&A rate was 20.5 percent of revenue for the first quarter, unchanged from the prior year’s first quarter. The SG&A rate benefited from leverage on strong revenue increases in Canada; the inclusion of the China business, which operates under a lower-cost operating model; and company-wide spending control. These factors were offset by an SG&A rate increase in the United States, as fixed costs (such as wages, occupancy and other costs) grew faster than revenue. Additionally, the company continued to invest in growth drivers for the future, including new store openings and international capabilities.

Company Updates Fiscal 2008 Diluted EPS Guidance to $2.95 to $3.15

 Darren Jackson, Best Buy’s executive vice president of finance and CFO, said, “Early evidence suggests that consumer spending will be more difficult to predict this year—but it appears to be accelerating in lower-margin categories. We are confident that flat-panel TVs, gaming and notebook computers will remain very appealing to our customers. Yet the exact mix of sales could have an impact on our gross profit rate in the short-term. Based on the first-quarter results and trends in revenue mix that we expect to continue, we now anticipate earnings per diluted share of $2.95 to

$3.15. This range represents an average increase of approximately 9 percent, compared with the 53-week period of last year. Our earnings guidance continues to assume an annual comparable store sales gain of 3 percent to 5 percent. It also projects a nominal increase in the fiscal year’s operating income rate. This guidance includes gross profit rate pressure, driven by the sales mix, offset by SG&A savings and expense leverage.”

“We believe it is prudent to adjust our outlook given what we have seen thus far—but it is early in the fiscal year. We anticipate that the back half of the year will benefit from a reduction in competitive square footage for our industry, expanded product assortment and seasonal interest in flat-panel TVs. In addition, as seen in the first quarter, we anticipate continuing our increased share repurchase activity.”

The existing share repurchase authorization had $0.8 billion remaining as of the end of the fiscal first quarter.

Domestic Segment Results Reflect Change in Revenue Mix

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	June 2, 2007	May 27, 2006 (As Adjusted1)
Revenue	$6,704	$6,162
Comparable store sales % gain[2]	1.7%	4.6%
Gross profit as % of revenue	24.6%	25.6%
SG&A as % of revenue	20.6%	20.2%
Operating income	$270	$334
Operating income as % of revenue	4.0%	5.4%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs which were reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Geek Squad, Magnolia Audio Video and Pacific Sales operations—reported first-quarter revenue totaling $6.7 billion, an increase of nearly 9 percent. The revenue increase was derived from the opening of new stores and a comparable store sales gain of 1.7 percent. The U.S. Best Buy revenue results were bolstered by growth in online revenue of nearly 25 percent. Pacific Sales, a retailer of high-end home improvement products, contributed revenue of $71 million for the first quarter.

The domestic segment generated operating income of $270 million, a decrease of $64 million, compared with the prior year’s period on an adjusted basis. The operating income rate reduction reflected an increased mix of lower-margin products, such as gaming hardware and notebook computers. Additionally, significant product transitions in the flat-panel TV business put pressure on the gross profit rate for the quarter. The domestic segment’s SG&A rate increased by 40 basis points versus the prior year’s period, primarily due to lower revenue growth.

Brian Dunn, Best Buy’s president and COO, said, “While the short-term financial results were weak, our belief in our customer-focused business strategy is unequivocal. Our market share is at an all-time high, and so are our customer satisfaction scores. We firmly believe that our investment in solving technology problems for customers is extending our lead over the competition. Moreover, we’re nowhere close to the end of the story on improving our business model and the customer experience.”

International Segment Led by Strong Revenue Growth in Canada

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	June 2, 2007	May 27, 2006 (As Adjusted1)
Revenue	$1,223	$797
Comparable store sales % gain[2]	12.8%	7.1%
Gross profit as % of revenue	19.9%	23.4%
SG&A as % of revenue	20.2%	23.1%
Operating income (loss)	$(4)	$3
Operating income (loss) as % of revenue	(0.3)%	0.4%

1 Prior year amounts have been adjusted to conform to the current year presentation, which allocates to the international segment certain SG&A support costs which were reported as part of the domestic segment in fiscal 2007.

2 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage gain excludes the effect of fluctuations in foreign currency exchange rates.

Best Buy’s international segment generated a first-quarter operating loss of $4 million, compared with operating income of $3 million in the prior year’s period on an adjusted basis. The segment is comprised of Future Shop and Best Buy operations in Canada; Five Star and Best Buy operations in China; the company’s relationship with Carphone Warehouse in the United Kingdom; and international support functions.

International segment revenue rose 53 percent to $1.2 billion. The revenue from operations in Canada increased year over year by $134 million (or 17 percent) for the quarter, primarily driven by a comparable store sales gain of 12.8 percent and strong execution. The comparable store sales gain reflected strong consumer interest in flat-panel TVs, notebook computers and gaming hardware and software at both Future Shop and Best Buy stores. Both Canada brands delivered double-digit comparable store sales gains as consumers responded to increased differentiation between the two brands. The Canada operations posted a 90-basis-point improvement in their operating income rate by improving their cost structure and leveraging expenses on higher revenue growth. The Canada income gain, however, was more than offset by the inclusion of the lower-margin Five Star business and planned investments in the company’s China infrastructure and international support capabilities. Revenue from retail operations in China totaled nearly $300 million for the quarter. (The company reports results from its China operations on a two-month lag basis.)

Bob Willett, CEO of Best Buy International, commented, “The Canada team continues to deliver outstanding results through excellent focus and attention to its customers. We have established our retail footprint, and now we’re beginning to optimize the operating model. We are making good progress in China. We expect our China retail operations to be profitable, even as we learn more about the Chinese consumer and evolve our business model.”

Sales of Notebook Computers and Flat-Panel TVs Drive Revenue Growth

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Product Group	June 2, 2007	May 27, 2006	June 2, 2007	May 27, 2006
Consumer Electronics	43%	43%	1.4%	12.1%
Home Office	32%	32%	6.7%	2.2%
Entertainment Software	17%	18%	1.3%	(4.3)%
Appliances	8%	7%	0.7%	0.9%
Total	100%	100%	3.0%	4.9%

During the first quarter of fiscal 2008, Best Buy’s comparable store sales gain was driven by higher revenue from flat-panel televisions, notebook computers and gaming hardware. These gains more than offset comparable store sales declines in tube and projection TVs, CDs and DVDs.

Best Buy’s revenue mix for the first quarter of fiscal 2008 reflected solid growth in the home office product group. Home office products, which accounted for 32 percent of fiscal 2008 first-quarter revenue, had a comparable store sales increase of 6.7 percent. A solid double-digit comparable store sales increase for notebook computers, external storage devices and computer services fueled the growth. These gains were partially offset by declines in comparable store sales of phones and printers.

Consumer electronics, which represented 43 percent of first-quarter revenue, posted a 1.4-percent comparable store sales gain. Within consumer electronics, flat-panel TVs experienced a solid double-digit comparable store sales gain due to higher volumes, improved assortments of TVs in larger screen sizes, and the operation of more Magnolia Home Theater locations. In addition, mobile navigation and home theater services posted triple-digit and very strong double-digit comparable store sales gains, respectively, for the quarter. These gains were partially offset by declines in comparable store sales of tube and projection TVs as well as MP3 players.

The entertainment software product group, which comprised 17 percent of first-quarter revenue, grew 1.3 percent on a comparable store sales basis. A solid-double-digit gain in comparable store sales of gaming hardware and software was partially offset by expected declines in CDs and DVDs.

Appliances, which totaled 8 percent of fiscal 2008 first-quarter revenue, had a comparable store sales increase of 0.7 percent for the quarter, led by a low-single-digit gain from major appliances. The group’s solid performance amidst a soft U.S. housing market was aided by an expanded assortment, an improved store experience, and knowledgeable, engaged employees.

During the first quarter, the company’s domestic segment opened 30 U.S. Best Buy stores, including four of its 45,000-square-foot stores, 20 of its 30,000-square-foot stores and six of its 20,000-square-foot stores. The company closed one Magnolia Audio Video store and five Geek Squad stores. At the end of the first quarter, the company operated 852 Best Buy stores, 19 Magnolia Audio Video stores, 14 Pacific Sales stores and seven Geek Squad stores in the United States.

Within the international segment, the company’s operations in Canada opened one Future Shop store during the first quarter. In China, Five Star opened three stores and closed one during the first quarter. At the end of the period, the company’s international segment operated 122 Future Shop stores, 47 Canada Best Buy stores, 137 Five Star stores and one China Best Buy store.

For the trailing 12 months, the company opened 247 new stores (including 131 acquired Five Star stores) and closed 17 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Company Repurchases $412 Million in Common Stock

During the first quarter of fiscal 2008, Best Buy repurchased approximately 8.7 million shares of its common stock at an average price of $47.21 per share, for a total of $412 million. In comparison, the company repurchased $599 million and $772 million in fiscal 2007 and fiscal 2006, respectively. At the end of the first quarter of fiscal 2008, the company had $0.8 billion remaining under the $1.5 billion authorization for share repurchases announced in June 2006.

“We expect to remain aggressive on share repurchases; new store openings, which have been generating 20-percent returns; and acquisitions, as we focus on increasing shareholder value,” Jackson added. “We’ve continued to move forward on all three fronts period-to-date.”

On May 16, 2007, the company paid a dividend of 10 cents per share, or $48 million in the aggregate. The dividend represented a 25-percent increase compared with the dividend per share paid in the prior year’s first quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on June 19, 2007. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

The company’s annual meeting of shareholders is scheduled for June 27, 2007, at the company’s corporate campus in Richfield, Minn. This meeting will be Web cast for investors as well.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on May 2, 2007. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates a global portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,200 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca and BestBuy.com.cn), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	June 2, 2007	May 27, 2006
Revenue	$7,927	$6,959
Cost of goods sold	6,035	5,194
Gross profit	1,892	1,765
Gross profit %	23.9%	25.4%
Selling, general and administrative expenses	1,626	1,428
SG&A %	20.5%	20.5%
Operating income	266	337
Other income (expense) Investment income and other	44	31
Interest expense	(7)	(8)
Earnings before income taxes and minority interest	303	360
Income tax expense	113	126
Effective tax rate	37.1%	35.0%
Minority interest	2	—
Net earnings	$192	$234

Earnings per share
Basic	$0.40	$0.48
Diluted[1]	$0.39	$0.47

Dividends declared per common share	$0.10	$0.08

Weighted average common shares outstanding (in millions)
Basic	478.8	484.6
Diluted[1]	491.5	500.8

 1 The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 and $1.7 for the three months ended June 2, 2007, and May 27, 2006, respectively.

 — Balance Sheets Follow —

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	June 2, 2007	May 27, 2006
ASSETS
Current assets
Cash and cash equivalents	$1,366	$772
Short-term investments	1,436	1,554
Receivables	476	409
Merchandise inventories	4,298	3,737
Other current assets	730	406
Total current assets	8,306	6,878
Net property & equipment	3,026	2,712
Goodwill	1,049	955
Tradenames	93	63
Long-term investments	332	302
Other assets	336	359
TOTAL ASSETS	$13,142	$11,269

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,957	$3,055
Accrued liabilities	1,662	1,824
Short-term debt	48	—
Current portion of long-term debt	19	418
Total current liabilities	5,686	5,297
Long-term liabilities	655	383
Long-term debt	598	180
Minority interests	33	—
Shareholders’ equity	6,170	5,409
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$13,142	$11,269